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SUPERIOR NATIONAL COMPLETES
$105 MILLION FINANCING

        CALABASAS, Calif.--Dec. 3, 1997--Superior National Insurance Group, Inc. (NASDAQ: SNTL), announced today that its affiliate, Superior National Capital Trust I, completed the issuance of $105 million of 10.75% Trust Preferred Securities on December 3, 1997. The Preferred Securities mature on December 1, 2017 and are subject to optional redemption after December 1, 2005. The proceeds of the sale were invested in Senior Subordinated Notes issued by SNTL in like amount and with identical terms. The Trust Preferred Securities were issued in a private placement with registration rights pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended.

        The Trust Preferred Securities are not registered under the Securities Act and may not be sold in the United States absent registration or an exemption from registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy the Trust Preferred Securities.

        Net proceeds from the offering were used to prepay long-term debt and redeem preferred securities issued by an SNTL affiliate, and the balance was used for other corporate purposes including contributions to the capital of the Company's principal operating subsidiary.

        William L. Gentz, President and CEO, stated, "Superior National's Board of Directors and management are gratified by the securities markets' confidence in our Company's past performance and future prospects. We over-subscribed the initial $100 million offering target by more than two times, and in light of the strong demand for the security the Board decided to raise the amount of securities issued to $105 million. This transaction puts Superior in terrific shape to capitalize on the opportunities we expect will develop in the California workers' compensation market in 1998."

        J. Chris Seaman, Executive Vice President and CFO stated, "This transaction increases Superior Pacific's statutory capital and surplus to over $100 million, which should improve the possibility of ratings upgrades. The Trust Preferred Securities mature in twenty years and are callable in eight years, the dividends are tax deductible, and Superior has the right to defer interest payments for up to five years at a time. These features, along with limited covenants, give the securities attributes of equity without the dilutive effects attending the issuance of common stock."

        Superior National Insurance Group, Inc. is the parent company of Superior National Insurance Company and Superior Pacific Casualty Company (formerly the Pacific Rim Assurance Company) specialty workers' compensation insurers operating in California through branch offices located in Sacramento, South San Francisco, Fresno, Calabasas, Woodland Hills, Irvine, San Diego and in Phoenix, Arizona.

        CONTACT:  Superior National Insurance Group, Inc.
                  J. Chris Seaman, 818/878-2240